Exhibit (12)

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 107621-0105

October 19, 2020

Heartland Group, Inc. 790 North Water Street, Suite 1200 Milwaukee, Wisconsin 53202

Re:       Tax-Free Reorganization Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Heartland Group, Inc. (the “Company”), a Maryland corporation, in connection with that certain Agreement and Plan of Reorganization between the Company, Heartland Select Value Fund, a certain series of the Company (the “Target Fund”), and Heartland Mid Cap Value Fund (the “Acquiring Fund”), also a series of the Company, dated as of July 23, 2020 (the “Plan”). Under the Plan, the Target Fund shall combine with the Acquiring Fund, whereby the Acquiring Fund shall acquire all of the assets and assume all of the liabilities of the Target Fund in exchange for shares of common stock of the Acquiring Fund (the “Reorganization”).

You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization. This opinion is solely for the benefit of the Acquiring Fund, the Target Fund and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificate delivered to us by the Company for itself and on behalf of each of the Acquiring Fund and the Target Fund and dated as of even date herewith (the “Certificate of Representations”).

In our capacity as tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificates of Representations, (iii) the Registration Statement on Form N-14 (the “Registration Statement”), and (iv) such other documents we considered relevant to our analysis. We have assumed that all parties to the Plan and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of material terms or conditions set forth therein. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed, in rendering the opinion set forth below, that any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification.

October 19, 2020

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date of this opinion, and any change in the facts as set forth herein, or in existing law or in the investments of the Acquiring Fund or the Target Fund, could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances that may hereafter come to our attention.

We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP